                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant: [X]

Filed by a Party other than the Registrant: [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_]CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            CELL THERAPEUTICS, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:
   --------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
   --------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee was calculated and state how it was determined):
   --------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
   --------------------------------------------------------------------------

  (5) Total fee paid:
   --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.
 -----------------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act
  Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
   --------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:
   --------------------------------------------------------------------------

  (3) Filing Party:
   --------------------------------------------------------------------------

  (4) Date Filed:
   --------------------------------------------------------------------------

LOGO                                      T 206 . 282 . 7100 F 206 . 284 . 6206

                                                                   May 22, 1998

Dear Shareholder:

You are cordially invited to attend the Cell Therapeutics, Inc. ("cti") Annual Meeting of Shareholders, to be held at 11:00 a.m. on Thursday, June 18, 1998, at 201 Elliott Avenue West, Suite 400, Seattle, Washington 98119.

Information concerning the business to be conducted at the meeting is included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. At the meeting, we also will report on the operations of cti and respond to any questions you may have.

A copy of the 1997 Annual Report to Shareholders is also enclosed.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. If you attend the meeting, you will, of course, have the right to vote in person. Shareholders who plan to attend the meeting in person are requested to promptly return the enclosed postage paid attendance card to provide us with an estimate of the number of persons to expect for the Annual Meeting.

I look forward to greeting you personally, and on behalf of the Board of Directors and Management, I would like to express our appreciation for your interest in cti.

Sincerely,

LOGO
James A. Bianco, M.D.
President &
Chief Executive Officer

Shareholder

  Cell Therapeutics, Inc. 201 Elliott Ave West Suite #400, Seattle, WA 98119

                            CELL THERAPEUTICS, INC.
                      201 ELLIOTT AVENUE WEST, SUITE 400
                               SEATTLE, WA 98119

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            THURSDAY, JUNE 18, 1998

To Our Shareholders:

  The Annual Meeting of Shareholders of Cell Therapeutics, Inc. ("cti" or the "Company") will be held at 11:00 a.m., on Thursday, June 18, 1998, at 201 Elliott Avenue West, Suite 400, Seattle, Washington 98119 for the following purposes:

  (1) To elect three Class I Directors, each to serve until the 2001 Annual Meeting;

  (2) To approve an amendment to the Company's 1994 Equity Incentive Plan to increase the number of shares of Common Stock available for grant under the plan by 1,500,000 shares;

  (3) To ratify the selection of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 1998; and

  (4) To transact such other business as may properly come before the meeting, and all adjournments and postponements thereof.

  All shareholders are invited to attend the meeting. Shareholders of record at the close of business on April 22, 1998, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting and all adjournments and postponements thereof. A complete list of shareholders entitled to notice of, and vote at, the meeting will be open to examination by the shareholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company at 201 Elliott Avenue West, Suite 400, Seattle, Washington 98119.

  Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors
                                          LOGO
                                          Michael J. Kennedy
                                          Secretary

Seattle, Washington
May 22, 1998

          YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN,
            DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE
                ENCLOSED ENVELOPE REGARDLESS OF WHETHER OR NOT
                        YOU PLAN TO ATTEND THE MEETING.

                            CELL THERAPEUTICS, INC.
                      201 ELLIOTT AVENUE WEST, SUITE 400
                               SEATTLE, WA 98119

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         INFORMATION REGARDING PROXIES

GENERAL

  This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Cell Therapeutics, Inc. ("cti" or the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting"), to be held at 11:00 a.m. on Thursday, June 18, 1998, at 201 Elliott Avenue West, Suite 400, Seattle, Washington 98119, and at any adjournment thereof. Only shareholders of record on the books of the Company at the close of business on April 22, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting.

  At the Annual Meeting, shareholders will be asked to elect three Class I Directors, each to serve until the 2001 Annual Meeting. Shareholders will also be asked to approve an amendment to the Company's 1994 Equity Incentive Plan. In addition, shareholders will be asked to ratify the selection of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 1998.

  It is anticipated that these proxy solicitation materials will be sent to shareholders on or prior to May 22, 1998.

SOLICITATION OF PROXIES

  This solicitation is made on behalf of the Board of Directors of the Company. All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers, Directors or other regular employees of the Company may solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to such persons for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

  Each share of common stock, without par value ("Common Stock"), of the Company outstanding on the Record Date is entitled to one vote per share at the Annual Meeting. The Company presently has no other class of capital stock outstanding and entitled to be voted at the Annual Meeting. At the close of business on the Record Date, there were issued and outstanding 15,385,689 shares of Common Stock. The presence at the Annual Meeting in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of all business at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes against Proposals II and III. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

  All shares of Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Common Stock represented by such proxy will be voted FOR the Board's nominees for Director, FOR the approval of Proposals II and III and in accordance with the proxy-holder's best judgment as to any other matters raised at the Annual Meeting.

REVOCABILITY OF PROXIES

  Any shareholder of record executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to Michael J. Kennedy, Secretary of the Company, at the Company's principal executive offices, by executing and delivering another proxy dated as of a later date or by voting in person at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of Common Stock, as of April 30, 1998 by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, (ii) each of the Company's Directors and nominees for Director, (iii) each executive officer of the Company named in the Summary Compensation Table herein, (iv) all Directors and executive officers as a group, and (v) The Phoenix Partners:

                                              NUMBER OF SHARES     PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIALLY OWNED(1) OWNERSHIP(1)
------------------------------------        --------------------- ------------
The International Biotechnology Trust             1,316,098           8.55%
 plc(2)....................................
 c/o Rothschild Asset Management Limited
 Five Arrows House
 St. Swithin's Lane
 London, England EC4N 8NR
Kummell Investments Limited(3).............       1,287,456           8.37
 922 Europort
 Gibraltar
Johnson & Johnson Development Corporation..         868,262           5.64
 One Johnson & Johnson Plaza
 New Brunswick, NJ 08933
The Phoenix Partners (4)...................         724,592           4.72
James A. Bianco, M.D.**(5).................         416,225           2.68
Jack L. Bowman**(6)........................          28,573              *
Jeremy L. Curnock Cook**(7)................       1,338,956           8.69
Wilfred E. Jaeger, M.D.**(8)...............          22,667              *
Max E. Link, Ph.D.**.......................          40,952              *
Terrence M. Morris**(9)....................          20,953              *
Mary O'Neil Mundinger, D.P.H.**(10)........           4,763              *
Phillip M. Nudelman, Ph.D.**(11)...........          28,001              *
Jack W. Singer, M.D.**(12).................         228,851           1.48
Louis A. Bianco(13)........................         160,040           1.04
Robert A. Lewis, M.D.(14)..................          38,586              *
Maurice J. Schwarz, Ph.D.(15)..............          34,286              *
All Directors and executive officers as a
 group
 (14 persons)(16)..........................       2,426,585          15.30

--------
 * Less than 1%
**Denotes Director of the Company
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. This table is based upon information supplied by officers, directors, Schedules 13D and 13G filed with the Commission and The Phoenix Partners. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of April 30, 1998, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

 (2) Consists of 1,066,098 shares of Common Stock beneficially owned by The International Biotechnology Trust plc, a company formed under the laws of England ("IBT") and managed by Rothschild Asset Management Limited ("Rothschild"). Rothschild has or shares voting and investment power with respect to the shares held by IBT and may be deemed to be the beneficial owner of such shares. Mr. Curnock Cook is a director of IBT and Rothschild, and may be deemed to be the beneficial owner of any shares beneficially owned by each of IBT and Rothschild. Mr. Curnock Cook disclaims beneficial ownership of shares beneficially owned by IBT and Rothschild except to the extent of his proportionate interest therein. Rothschild is advisor to Biotechnology Investment Limited ("BIL") and to Rothschild Asset Management (C.I.) Limited, which is the manager of BIL. See footnote (7) below.

 (3) Mr. Morris is the Chief Executive Officer of Morningside Ventures, which advises Kummell Investments Limited ("Kummell") on its private venture capital portfolio. Mr. Morris does not have or share voting or investment power with respect to the shares held by Kummell. See footnote (9) below.

 (4) Although disclosure regarding beneficial owners of less than 5% of the outstanding shares of the Company's Common Stock is not required by the Commission's rules, information regarding the beneficial ownership of The Phoenix Partners ("Phoenix") is being included at such shareholder's request. The information regarding Phoenix's beneficial ownership is based solely on information supplied by Phoenix to the Company and the Company makes no representation as to the accuracy of such information. Phoenix is not required to disclose changes in its beneficial ownership of the Company's Common Stock to the extent such ownership remains below 5%. The Company is not aware of whether there are other entities whose beneficial ownership is greater than that of Phoenix but less than 5% of the outstanding shares of the Company's Common Stock. Phoenix's holdings consist of 190,133 shares of Common Stock held by The Phoenix Partners II Limited Partnership Liquidating Trust ("PPII"), 234,459 shares of Common Stock held by The Phoenix Partners III Limited Partnership ("PPIII"), and 300,000 shares of Common Stock held by The Phoenix Partners IV Limited Partnership ("PPIV"). Stuart C. Johnston and David B. Johnston are the Managing General Partner and Non-Managing General Partner, respectively, of Phoenix Management Partners II ("PMPII"), which is the General Partner of PPII, the Managing General Partner and Non-Managing General Partner, respectively, of Phoenix Management Partners III ("PMPIII"), which is the General Partner of PPIII, and the Managing Member and Non-Managing Member, respectively, of Phoenix Management IV LLC ("PMIV"), which is the General Partner of PPIV. As such, Mr. Stuart C. Johnston and Mr. David B. Johnson each have voting and investment power with respect to the shares held by PPII, PPIII and PPIV, and may be deemed to be the beneficial owner of such shares. Mr. Stuart Johnston and Mr. David B. Johnston disclaim beneficial ownership of shares held by PPII, PPIII and PPIV, except to the extent of their proportionate partnership interest therein. PPII and PMPII disclaim beneficial ownership of the shares held by PPIII and PPIV; PPIII and PMPIII disclaim beneficial ownership of the shares held by PPII and PPIV; and PPIV and PMIV disclaim beneficial ownership of the shares held by PPII and PPIII.

 (5) Includes 140,337 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 30, 1998. Does not include 163,335 shares issuable upon exercise of options not yet vested. 26,191 of such options vest on December 5, 1998, 57,144 of such options vest in equal installments on November 19, 1998 and 1999 and 80,000 of such options vest in equal installments on December 9, 1998, 1999 and 2000.

 (6) Consists of 28,573 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 30, 1998.

 (7) Includes 1,066,098 shares of Common Stock beneficially owned by IBT. IBT is managed by Rothschild and Rothschild has or shares voting and investment power with respect to the shares held by IBT and may be deemed to be the beneficial owner of such shares. Mr. Curnock Cook is a director of IBT and Rothschild and may be deemed to be the beneficial owner of any shares beneficially owned by each of IBT and Rothschild. Mr. Curnock Cook disclaims beneficial ownership of shares beneficially owned by IBT and Rothschild except to the extent of his proportionate interest therein. Also includes an immediately exercisable option to purchase 22,858 shares of Common Stock. Mr. Curnock Cook is a shareholder, but is not an officer or director, of BIL. See footnote (2) above.

 (8) Consists of 22,667 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 30, 1998. Does not include 12,858 shares issuable upon exercise of options beneficially owned by affiliates of Collinson Howe Venture Partners ("CHVP") pursuant to an agreement with Dr. Jaeger. Dr. Jaeger, a director of the Company, is a former partner at CHVP.

 (9) Consists of an immediately exercisable option to purchase 20,953 shares of Common Stock. Mr. Morris is the Chief Executive Officer of Morningside Ventures, which advises Kummell on its private venture capital portfolio. Mr. Morris does not have or share voting or investment power with respect to the shares held by Kummell. See footnote (3) above.

(10) Includes an immediately exercisable option to purchase 4,113 shares of Common Stock.

(11) Consists of 28,001 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 30, 1998.

(12) Includes 28,102 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 30, 1998. Does not include 48,929 shares issuable upon exercise of options not yet vested. 2,381 of such options vest on December 5, 1998, 19,048 of such options vest in equal installments on November 7, 1998 and 1999 and 27,500 shares vest in equal installments on December 12, 1998, 1999 and 2000.

(13) Includes 56,530 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 30, 1998. Does not include 35,001 shares issuable upon exercise of options not yet vested. 5,715 of such options vest on December 5, 1998, 14,286 of such options vest in equal installments on November 7, 1998 and 1999 and 15,000 of such options vest in equal installments on December 9, 1998, 1999 and 2000.

(14) Consists of an immediately exercisable option to purchase 38,586 shares of Common Stock. Does not include 48,559 shares issuable upon exercise of options not yet vested. 14,273 of such options vest on April 1, 1999, 14,286 of such options vest in equal installments on November 7, 1998, and 1999 and 20,000 of such options vest in equal installments on December 12, 1998, 1999 and 2000.

(15) Includes 34,286 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 30, 1998. Does not include 37,858 shares issuable upon exercise of options not yet vested. 3,810 of such options vest on December 5, 1998, 19,048 of such options vest in equal installments on November 7, 1998 and 1999 and 15,000 of such options vest in equal installments on December 12, 1998, 1999 and 2000.

(16) Includes an aggregate of 417,386 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 30, 1998. See footnotes (5) through (15).

                                  PROPOSAL I
                             ELECTION OF DIRECTORS

  The Amended and Restated Articles of Incorporation of the Company provide for the Board of Directors to be divided into three approximately equal classes of Directors serving staggered three-year terms and until their successors are elected and qualified. As a result, approximately one-third of the total number of Directors will be elected every year. Under cti's Bylaws, the number of Directors constituting the entire Board of Directors may be decreased or increased by majority action of either the Board of Directors or the shareholders, but no decrease in the number of Directors may have the effect of shortening the term of any incumbent Director. In the event of a vacancy on the Board of Directors, the Company's Bylaws permit a majority of the remaining Directors in office to fill such vacancy, and the Director so chosen shall hold office until the next shareholders meeting at which Directors are elected and until his or her successor is elected and shall qualify.

  Currently, the Board of Directors has fixed the number of Directors at nine. The current terms of office of Class I Directors Dr. Phillip M. Nudelman, Mr. Jack L. Bowman and Mr. Jeremy L. Curnock Cook expire at the 1998 Annual Meeting. Mr. Curnock Cook was elected to a one-year term at the 1997 Annual Meeting. The current terms of office of Class II Directors Dr. Max E. Link, Mr. Terrence M. Morris and Dr. Wilfred E. Jaeger expire at the 1999 Annual Meeting and the current terms of office of the Class III Directors Dr. James
A. Bianco, Dr. Jack W. Singer and Dr. Mary O'Neil Mundinger expire at the 2000 Annual Meeting.

  Dr. Nudelman, Messrs. Bowman and Curnock Cook have been nominated for re-election at the Annual Meeting as Class I directors for three-year terms expiring at the 2001 Annual Meeting. The Board of Directors has approved all such nominees.

  If elected, each nominee will hold office until his term expires and his successor is elected and shall qualify. It is intended that the accompanying proxy will be voted for the election as Directors of the three nominees named herein, unless the proxy contains contrary instructions. Each nominee has agreed to serve if elected, and the Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, if any of the nominees should become unable or unwilling to serve as a Director, the persons named in the proxy have advised the Company that they will vote for the election of such person or persons as shall be designated by the Board of Directors.

  The candidates elected will be those receiving the largest numbers of votes cast by the shares of Common Stock entitled to vote in the election, up to the number of Directors of such class to be elected by such shares. Votes that are withheld and broker non-votes will not be counted in the election of Directors.

  Set forth below is biographical information for each nominee for Director and each person whose term of office as a Director will continue after the Annual Meeting:

                                                                  DIRECTOR
     NAME                                                     AGE  SINCE   CLASS
     ----                                                     --- -------- -----
     Max E. Link, Ph.D.(1)(2)................................  57   1995    II
     James A. Bianco, M.D.(2)................................  41   1991    III
     Jack W. Singer, M.D. ...................................  55   1991    III
     Jack L. Bowman(3).......................................  65   1995     I
     Jeremy L. Curnock Cook(2)(3)............................  48   1995     I
     Wilfred E. Jaeger, M.D.(3)(4)...........................  42   1992    II
     Terrence M. Morris(3)(4)................................  51   1995    II
     Mary O'Neil Mundinger, D.P.H. ..........................  61   1997    III
     Phillip M. Nudelman, Ph.D.(2)(4)........................  62   1994     I

    --------
    (1) Chairman of the Board of Directors.
    (2) Member of the Executive Committee.
    (3) Member of the Compensation Committee.
    (4) Member of the Audit Committee.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL MEETING--CLASS I DIRECTORS

  DR. NUDELMAN has been a Director of cti since March 1994. He is the President and Chairman of the Board of Kaiser/Group Health. From 1991 to 1997, Dr. Nudelman was the President and Chief Executive Officer of Group Health Cooperative of Puget Sound, a health maintenance organization. Dr. Nudelman serves on the boards of directors of the American Association of Health Plans, ATL Ultrasound, SpaceLabs Medical, Inc., Cytran Ltd., the United Way and Intensiva Healthcare Corporation. Dr. Nudelman received his B.S. degree in Microbiology, Zoology and Pharmacy from the University of Washington, and holds an M.B.A. and a Ph.D. in Health Systems Management from Pacific Western University.

  MR. BOWMAN has been a Director of cti since April 1995. From 1987 until January 1994, Mr. Bowman was a Company Group Chairman at Johnson & Johnson, having primary responsibility for a group of companies in the diagnostic, blood glucose monitoring and pharmaceutical businesses. From 1980 to 1987, Mr. Bowman held various positions at American Cyanamid Company, most recently as Executive Vice President. Mr. Bowman was a member of the Board of Trustees of The Johns Hopkins University and serves on the board of directors of NeoRx Corporation, CytRx Corporation, Cellegy Pharmaceuticals, Inc., Targeted Genetics Corp., Osiris Therapeutics, Inc., Vaxcel, Inc., and Celgene Corp.

  MR. CURNOCK COOK has been a Director of cti since March 1995. Mr. Curnock Cook has been a director of the Bioscience Unit of Rothschild Asset Management Limited since 1987. He is a director of several British companies, including The International Biotechnology Trust, plc, Biocompatibles International, plc, Vanguard Medica Group plc and Cantab Pharmaceuticals plc. He also serves on the boards of directors of Creative Biomolecules, Inc., Targeted Genetics, Corp., Sugen Inc. and Ribozyme Pharmaceuticals, Inc. in the United States, and Inflazyme Pharmaceuticals Inc. in Canada.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING--CLASS II
DIRECTORS

  DR. LINK joined the Board of Directors in July 1995 as its Vice Chairman and has served as Chairman of the Board of Directors since January 1996. In addition, Dr. Link has held a number of executive positions with pharmaceutical and healthcare companies. Most recently, he served as Chief Executive Officer of Corange, Limited ("Corange"), from May 1993 until June 1994. Prior to joining Corange, Dr. Link served in a number of positions within Sandoz Pharma Ltd., including Chief Executive Officer from 1987 until April 1992, and Chairman from April 1992 until May 1993. Dr. Link currently serves on the boards of directors of Alexion Pharmaceutical, Inc., Human Genome Sciences, Inc., Procept, Inc., Protein Design Labs, Inc., Sulzer Medica Ltd. and CytRx Corporation. Dr. Link received his Ph.D. in Economics from the University of St. Gallen.

  MR. MORRIS has been a Director of cti since July 1995. He is the Chief Executive Officer of T. Morris & Company (d/b/a Morningside Ventures), which advises Kummell Investments Limited, an international investment concern based in Hong Kong, on its private venture capital portfolio. Mr. Morris has served as Chief Executive Officer of Morningside Ventures since 1991. His previous positions include product line manager at Baxter Healthcare Corporation and strategy consultant with the Boston Consulting Group. Mr. Morris is a director of several privately held companies.

  DR. JAEGER has been a Director of cti since September 1992. Dr. Jaeger is a founding general partner of Three Arch Partners, a venture capital firm which focuses on health care investments and is the Secretary and Chief Financial Officer of Radiant Medical, Inc., a medical device company. Prior to joining Three Arch Partners in 1993, he was a partner at Schroder Venture Advisers (presently named Collinson Howe Venture Partners) and The Phoenix Partners. Dr. Jaeger is also a director of Intensiva Healthcare Corporation and several privately held companies. Dr. Jaeger received his M.D. from the University of British Columbia in Vancouver, B.C., Canada, in 1981. He practiced medicine for six years before earning an M.B.A. from Stanford University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING--CLASS III
DIRECTORS

  DR. BIANCO is the principal founder of cti and has been cti's President and Chief Executive Officer since February 1992 and a Director of cti since the Company's inception in September 1991. Prior to joining cti, Dr. Bianco was an Assistant Professor of Medicine at the University of Washington, Seattle, and an Assistant Member in the clinical research division of the Fred Hutchinson Cancer Research Center ("FHCRC"), the world's largest bone marrow transplantation center. From 1990 to 1992, Dr. Bianco was the director of the BMT Program at the Veterans Administration Medical Center in Seattle. Dr. Bianco received his B.S. degree in Biology and Physics from New York University and his M.D. from Mount Sinai School of Medicine.

  DR. SINGER is a founder and Director of cti and currently serves as cti's Executive Vice President, Research Program Chairman. Dr. Singer has been a Director of cti since the Company's inception in September 1991. From April 1992 to July 1995, Dr. Singer was cti's Executive Vice President, Research and Development. Prior to joining cti, Dr. Singer was Professor of Medicine at the University of Washington and full Member of the FHCRC. From 1975 to 1992, Dr. Singer was the Chief of Medical Oncology at the Veterans Administration Medical Center in Seattle. In addition, from 1978 to 1992, he served as director for the National Transplant Board for the Veterans Administration. Dr. Singer has authored approximately 220 scientific publications in the areas of cell biology, hematopoiesis and BMT. Prior to joining cti, he headed the Growth Factor Research Program at the FHCRC. Dr. Singer received his B.A. degree in Mathematics from Columbia College and his M.D. from State University of New York, Downstate Medical College. His clinical training was performed at the University of Chicago and at the University of Washington.

  DR. MUNDINGER has been a Director of cti since April 1997. Since 1986, she has been a Dean and Professor at the School of Nursing, and an Associate Dean on the Faculty of Medicine at Columbia University. Dr. Mundinger is a Commissioner on the Commonwealth Fund Commission on Women's Health and also serves as a director of Health Care Services, Institute of Medicine of the National Academy of Science and United Healthcare. Dr. Mundinger also serves on the editorial board of National Health Publishing Company, Inc. Dr. Mundinger is a cum laude graduate of the University of Michigan and received her Doctorate of Public Health from Columbia's School of Public Health.

BOARD AND COMMITTEE MEETINGS

  The Board of Directors of the Company held nine meetings during the year ended December 31, 1997. Each of the Directors attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which they served. The Board of Directors has three standing committees: an Executive Committee, a Compensation Committee, and an Audit Committee. There is no standing nominating committee.

  The Executive Committee exercises the full power and authority of the Board of Directors, except as limited by applicable law and except as specific authority is otherwise delegated by the Board of Directors to its other committees. No meetings of the Executive Committee were held during the year ended December 31, 1997. The Executive Committee currently consists of Drs. Bianco, Link and Nudelman and Mr. Curnock Cook.

  The Compensation Committee has broad responsibility for assuring that the officers and key management personnel of the Company are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive. The Compensation Committee also administers the Company's 1994 Equity Incentive Plan and the Company's 1996 Employee Stock Purchase Plan. Three meetings of the Compensation Committee were held during the year ended December 31, 1997. The Compensation Committee currently consists of Dr. Jaeger and Messrs. Bowman, Curnock Cook and Morris.

  The Audit Committee, which was established in January 1994, has responsibility for assisting the Board of Directors in fulfilling their responsibilities related to the corporate accounting and reporting practices of the Company and the quality and integrity of the Company's financial reporting. Three meetings of the Audit Committee were held during the year ended December 31, 1997. The Audit Committee currently consists of three non-employee Directors, Drs. Jaeger and Nudelman and Mr. Morris.

DIRECTOR COMPENSATION

  Directors who are also employees of the Company are not paid an annual retainer nor are they compensated for serving on the Board. Non-employee Directors are paid $2,000 per meeting of the Board or Board committee, up to a maximum of $10,000 per Director each calendar year. All Directors are reimbursed for their expenses incurred in attending Board meetings. In addition, in fiscal year 1997 each non-employee Director received a fully-vested option grant for 1,905 shares pursuant to the Automatic Option Grant Program in effect for them under the 1994 Plan. Each such option has an exercise price equal to 100% of the fair market value on the grant date and a term of ten years measured from such grant date.

                                  PROPOSAL II
                           APPROVAL OF AMENDMENT TO
                        THE 1994 EQUITY INCENTIVE PLAN

  The Company's 1994 Equity Incentive Plan (the "1994 Plan") was adopted by the Board of Directors in January 1994 and approved by the shareholders in February 1994. A total of 582,685 shares of Common Stock were initially reserved for issuance under the 1994 Plan and a predecessor plan, the Company's 1992 Stock Option Plan (the "1992 Plan"). In May 1995, April 1996 and June 1997, the shareholders of the Company approved the adoption of amendments to the 1994 Plan to increase the aggregate number of shares authorized for issuance thereunder by 246,887 shares, 507,143 shares and 1,000,000 shares, respectively, bringing the total number of shares reserved under the 1994 Plan to 2,336,715 shares of Common Stock. As of April 30, 1998, options to purchase 64,018 shares have been exercised, ten-year options to purchase 1,813,017 shares were granted and outstanding, and options to purchase 459,680 shares of Common Stock remained available for future grants under the 1994 Plan.

  The 1994 Plan supersedes the 1992 Plan, pursuant to which the Board of Directors was authorized to issue incentive stock options and nonstatutory stock options upon terms and conditions similar to the 1994 Plan. Options granted under the 1992 Plan continue to be governed by the terms of the 1992 Plan. The number of shares available for future grants under the 1994 Plan will be increased by the number of shares of Common Stock for which options granted under the 1992 Plan expire, terminate, or are canceled.

PROPOSED AMENDMENT TO THE 1994 PLAN

  On May 11, 1998, the Board of Directors approved, subject to approval by the shareholders of the Company, an amendment to the 1994 Plan that increases the maximum number of shares issuable under the 1994 Plan by an additional 1,500,000 shares to a total of 3,836,715 shares.

  Currently, options for a total of 2,336,715 shares may be issued under the 1994 Plan. Of these shares, 459,680 shares remain currently available for future options. If the shareholders do not approve the increase, then the maximum number of shares issuable under the 1994 Plan will remain at 2,336,715 with 459,680 shares available for future option grants. The purpose of the proposed increase is to provide sufficient shares for future option grants to new and existing officers, key employees, non-employee Directors and consultants of the Company. The Board of Directors believes that the Company should have shares available under the 1994 Plan to provide options to certain of its prospective and existing officers, key employees, non-employee Directors and consultants. The Board of Directors believes that the Company and its shareholders significantly benefit from having the Company's key management and scientific employees and consultants receive options to purchase the Company's Common Stock, and that the opportunity thus afforded these employees and consultants to acquire Common Stock is an essential element of an effective management incentive program. The Board of Directors also believes that stock options are very valuable in attracting and retaining highly qualified management and scientific personnel and in providing additional motivation to these individuals to use their best efforts on behalf of the Company.

VOTE REQUIRED

  The affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy entitled to vote at the Annual Meeting will be required to approve the proposed amendment to the 1994 Plan. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for approval of the proposed amendment to the 1994 Plan.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE 1994 PLAN

  The 1994 Plan provides for (a) the grant of incentive stock options, nonstatutory stock options and stock appreciation rights, (b) the award of stock bonuses, (c) the sale of stock, and (d) any other equity-based or equity-related awards which the plan administrator determines to be consistent with the purpose of the 1994 Plan and the interests of the Company. The 1994 Plan also provides for the automatic grant of nonstatutory options to non-employee Directors pursuant to the formula described below.

  The terms and provisions of the 1994 Plan, as amended, are summarized more fully below. This summary, however, does not purport to be a complete exposition of all the provisions of the 1994 Plan. A copy of the 1994 Plan will be furnished by the Company to any shareholder upon written request to the Investor Relations Department of the Company at the Company's principal offices in Seattle, Washington.

ELIGIBILITY

  The 1994 Plan authorizes the granting of awards to (a) selected employees, officers and Directors of the Company or any parent or subsidiary of the Company, and (b) selected non-employee agents, consultants, advisers and independent contractors of the Company or any parent or subsidiary. Directors who are not employees of the Company shall receive automatic nonstatutory stock option grants under the 1994 Plan, as described below, and will also be eligible to receive other awards under the 1994 Plan. All persons selected by the plan administrator to receive awards under the 1994 Plan must be individuals that the plan administrator believes have made or will make an important contribution to the Company.

  As of April 30, 1998, approximately 175 employees (including eight executive officers), 21 consultants and seven non-employee Directors were eligible to participate in the 1994 Plan.

AUTOMATIC GRANTS TO NON-EMPLOYEE DIRECTORS

  Under the 1994 Plan, each non-employee Director is automatically granted a fully vested nonstatutory stock option to purchase 2,858 shares of Common Stock upon his or her election to the Board of Directors for the first time. In addition, each non-employee Director is automatically granted a fully vested nonstatutory stock option to purchase 1,905 shares of Common Stock on each anniversary of his or her immediately preceding election to the Board of Directors. The exercise price of such options is 100% of the fair market value of the shares of Common Stock on the date of grant. Each such option will have a ten-year term from the date of grant, unless earlier terminated upon termination of a non-employee Director's service with the Company. See "-- Stock Options."

  Shareholder approval of Proposal II will also constitute pre-approval of each automatic option grant made to the non-employee Directors on or after the date of the 1998 Annual Meeting pursuant to such provisions of the 1994 Plan and the subsequent exercise of that option in accordance with such provisions.

NUMBER OF SHARES COVERED BY THE 1994 PLAN

  2,336,715 shares of Common Stock have been reserved for issuance under the 1994 Plan. If the shareholders approve the adoption of the amendment to the 1994 Plan, a total of 3,836,715 shares of Common Stock (representing approximately 24.9% of the total number of shares of Common Stock issued and outstanding as of the Record Date) will have been reserved for grant under the 1994 Plan, of which 1,877,035 shares are subject to outstanding options and 1,959,680 shares would be available for future grants. If an option or a stock appreciation right granted under the 1994 Plan expires, terminates or is cancelled, the unissued shares subject to such option or stock appreciation right shall again be available for issuance under the 1994 Plan, and if shares sold under the 1994 Plan are forfeited to the Company or are repurchased by the Company at the issue price paid per share, the number of shares forfeited or repurchased shall again be available for issuance under the 1994 Plan.

  In no event may any one participant in the 1994 Plan be granted stock options, separately exercisable stock appreciation rights and direct stock awards for more than 233,671 shares in the aggregate per calendar year under the 1994 Plan.

ADMINISTRATION

  The 1994 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee may promulgate rules and regulations for the operation of the 1994 Plan, interprets the 1994 Plan and related agreements and generally supervises the administration of the 1994 Plan. The Committee determines the persons to whom awards will be made under the 1994 Plan, the amount of the awards, and the other terms and conditions of the awards. The Committee may also advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction with respect to an award, or give an employee an election to surrender an existing award in exchange for the grant of a new award.

TERM OF 1994 PLAN

  The 1994 Plan was approved by the Board of Directors of the Company on January 7, 1994, and will terminate upon the earlier of (i) the date that all shares available for issuance under the 1994 Plan have been issued and all restrictions on such shares have lapsed and (ii) January 1, 2004. The Company's Board of Directors has the power to suspend, terminate, modify or amend the 1994 Plan at any time.

STOCK OPTIONS

  The Committee may grant stock options under the 1994 Plan. The Committee will determine the persons to whom options will be granted, the exercise price of each option, the number of shares to be covered by each option, the period of each option, the times at which each option may be exercised, and whether each option is an incentive stock option or a nonstatutory stock option. Options granted under the 1994 Plan must have exercise prices that are not less then 100% of the fair market value of the underlying shares on the date of grant. However, if an optionee of an incentive stock option at the time of grant possesses more than 10% of the combined voting power of all classes of the Company's stock (a "10% Shareholder"), the exercise price may not be less than 110% of the fair market value of the underlying shares on the date of grant.

  Options may be granted under the 1994 Plan for varying periods established at the time of grant (not to exceed ten years from the date of grant for incentive stock options, or five years from the date of grant for incentive stock options granted to any 10% Shareholder). During the optionee's lifetime, the option is generally exercisable only by the optionee and may not be assigned or transferred other than by will or the laws of inheritance following the optionee's death. The Committee may, however, allow nonstatutory options to be transferred or assigned during the optionee's lifetime to one or more family members or a trust established exclusively for such family members, to the extent such transfer or assignment is in furtherance of the optionee's estate plan. Options will be exercisable in accordance with the terms of an option agreement entered into at the time of the grant. In the event of the death or other termination of an optionee's employment or service with the Company, the 1994 Plan provides that the optionee's options may be exercised for specified periods thereafter (one year in the case of termination by reason of death or disability and three months in the case of termination for any other reason). The 1994 Plan also provides that upon any termination of employment or service, the Committee may extend the exercise period for any option up to the expiration date of the option and may increase the portion of the option that is exercisable. The 1994 Plan does not allow options to be exercised after their expiration date.

  The purchase price for shares of Common Stock purchased on exercise of options granted under the 1994 Plan must be paid in cash, including cash that may be the proceeds of a loan from the Company or, with the consent of the Committee, in whole or in part in shares of Common Stock of the Company. With the consent of the Committee, an optionee may request the Company to apply the shares to be received on exercise of a portion of an option to satisfy the exercise price for additional portions of the option.

STOCK APPRECIATION RIGHTS

  The Committee may grant stock appreciation rights ("SARs") to employees under the 1994 Plan. SARs may, but need not, be granted in connection with an option. A SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of the fair market value on the date of exercise of one share over its fair market value on the date of grant (or, if granted in connection with an option, the exercise price per share under the option to which the SAR relates), multiplied by the number of shares covered by the portion of the SAR or option that is surrendered. An employee will not pay the Company any cash consideration upon either the grant or exercise of a SAR, except for tax withholding amounts upon exercise.

  A SAR is exercisable only at the time or times established by the Committee. If a SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. Payment by the Company upon exercise of a SAR may be made in shares valued at fair market value, or in cash, or partly in shares and partly in cash, as determined by the Committee. The Committee may withdraw any SAR at any time and may impose any conditions upon the exercise of a SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs.

  The existence of any exercisable SARs will require the Company to make periodic charges against the Company's income to the extent of the amount of appreciation, if any, in the market value of the shares over the exercise price of shares subject to such SARs.

STOCK BONUSES

  The Committee may award shares of Common Stock as stock bonuses under the 1994 Plan. The Committee will determine the persons to receive stock bonuses, the number of shares to be awarded and the time of the award. No cash consideration (other than tax withholding amounts) will be paid by persons in connection with stock bonuses. Shares received as a stock bonus may be subject to terms, conditions and restrictions as determined by the Committee.

STOCK PURCHASES

  The Committee may authorize the sale of shares of the Company's Common Stock under the 1994 Plan to eligible individuals in the Company's service, but in no event may the price payable per share be less than 75% of the fair market value of the shares at the time of issuance. The issued shares will be subject to such terms, conditions and limitations as the Committee deems appropriate. Such limitations may include restrictions on the transferability of the shares and the implementation of a vesting schedule pursuant to which the issued shares will be subject to forfeiture or repurchase by the Company, at the issue price paid per share, should the recipient leave the employ or service of the Company prior to vesting in those shares.

CHANGES IN CAPITAL STRUCTURE

  If any recapitalization, reclassification, stock split, combination of shares or stock dividend causes the outstanding shares of the Company's Common Stock to increase or decrease or to be changed into a different number or kind of securities of the Company or any other corporation, the Committee shall make appropriate adjustments in (i) the number and kind of securities available for awards under the 1994 Plan, (ii) the number and kind of securities as to which outstanding options and SARs shall be exercisable, such that the participant's proportionate interest before and after the event is maintained, (iii) the maximum number and kind of securities for which any one participant may be granted options, SARs and direct stock awards under the 1994 Plan per calendar year and (iv) the number and kind of securities for which stock options will automatically be granted to newly elected or continuing non-employee Directors. Appropriate adjustments will also be made to the exercise price then in effect under outstanding options or SARs.

EFFECT OF REORGANIZATION OR LIQUIDATION

  The 1994 Plan provides for automatic acceleration of the vesting of options and SARs granted under the 1994 Plan if a merger, consolidation, reorganization, plan of exchange or liquidation results in the Company's shareholders receiving cash, stock or other property in exchange for their shares, except as specified in the following paragraph. Option holders will have the right during the thirty (30) day period immediately prior to any such event to exercise their options or SARs without any limitation on exercisability.

  The 1994 Plan provides that, if the Company's shareholders receive stock of another corporation in exchange for shares of the Company in any merger, consolidation, reorganization or plan of exchange, all options granted under the 1994 Plan will be converted into options to purchase shares of the stock of the other corporation and all SARs will be converted into SARs measured by the stock of the other corporation. Under the 1994 Plan the Committee may, in its discretion, accelerate the vesting of options and SARs in lieu of their conversion, in which event holders would have a thirty (30) day period prior to such event to exercise their options or SARs, as provided above. In addition, the 1994 Plan allows the Committee to accelerate the vesting of the options and SARs granted under the 1994 Plan upon the occurrence of a "Change in Control." A "Change in Control" is defined as (a) the acquisition, directly or indirectly, by any individual, entity or group (within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934 (the "1934 Act")), of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of securities representing 50.1% or more of either the then outstanding shares of Common Stock or the combined voting power in the election of Directors of the then outstanding voting securities of the Company, (b) individuals who, as of the effective date of the Plan, constitute the Board of Directors (the "Incumbent Board") (including any individual whose subsequent election or nomination was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board) cease for any reason to constitute at least a majority of the Board of Directors, or (c) approval by the shareholders of the Company of certain reorganizations, mergers or consolidations, or of certain liquidations, dissolutions or dispositions of all or substantially all of the assets of the Company.

  The Committee may make awards under the 1994 Plan that have terms and conditions that vary from those specified in the 1994 Plan when such awards are granted in substitution for, or in connection with the assumption of, existing awards made by another corporation and assumed or otherwise agreed to be provided for by the Company in connection with a corporate merger or other similar transaction to which the Company or an affiliated Company is a party.

  The Committee may also specify the terms and provisions of other equity-based or equity-related awards not described in the 1994 Plan which the Committee determines to be consistent with the purpose of the 1994 Plan and the interests of the Company.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

 Incentive Stock Options

  Certain options authorized to be granted under the 1994 Plan are intended to qualify as "incentive stock options" for Federal income tax purposes. Under United States Federal income tax law in effect as of the date of this Proxy Statement, an optionee will recognize no income upon grant or exercise of an incentive stock option. At the time of exercise, however, the difference between the exercise price and the fair market value constitutes a tax preference item which may have Alternative Minimum Tax consequences for the optionee. If an employee exercises an incentive stock option and does not dispose of any of the shares thereby acquired within two years following the date of grant and within one year following the date of exercise, capital gain or loss will be realized upon the subsequent disposition of the shares. If an employee disposes of shares acquired upon exercise of an incentive stock option before the expiration of either the two-year or the one-year holding period specified in the foregoing sentence (a "disqualifying disposition"), the employee will realize ordinary income in an amount equal to the lesser of
(a) the excess of the fair market value of the shares on the date of exercise over the option price or (b) the excess of the fair market value of the shares on the date of disposition over the option price. Any loss or additional gain realized upon the disqualifying disposition will constitute capital loss or gain. In general, the Company will not be allowed any deduction for Federal income tax purposes at either the time of grant or the time of exercise of an incentive stock option or when the shares thereby acquired are disposed of. Upon any disqualifying disposition by an employee, however, the Company will be entitled to a deduction to the extent the employee realizes ordinary income.

 Nonstatutory Stock Options

  Certain options authorized to be granted under the 1994 Plan will be treated as "nonstatutory stock options" for United States Federal income tax purposes. Under Federal income tax law in effect as of the date of this Proxy Statement, no income is realized by the holder of a nonstatutory stock option until the option is exercised. At the time of exercise, the optionee will realize income, and the Company may be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. Upon the sale of shares acquired upon exercise of a nonstatutory stock option, the employee will realize capital gain or loss equal to the difference between the amount realized from the sale and the employee's basis in the shares (i.e., the exercise price plus the amount of income recognized on exercise of the option).

 Bonus Shares and Shares Sold Outright Under the 1994 Plan

  Bonus shares awarded under the 1994 Plan and shares sold outright under the 1994 Plan, which are transferable or not subject to a substantial risk of forfeiture, will be taxable as ordinary income equal to the excess of the fair market value of the shares received (determined as of the date of settlement) over the amount, if any, paid for the shares by the participant. The Company will be entitled to a tax deduction in the same amount.

  In the case of shares that are not transferable and are subject to a substantial risk of forfeiture on the date of issuance, the participant will generally recognize ordinary income equal to the excess of the fair market value of the shares (determined as of the date on which the shares either become transferable or are not subject to a substantial risk of forfeiture) over the amount, if any, paid for the shares. The Company will be entitled to a tax deduction in the same amount. A participant may elect to recognize income when the shares are received, rather than upon the expiration of the transfer restriction or risk of forfeiture, and, in such event, the amount of ordinary income will be determined as of the date of issuance rather than upon expiration of the applicable restriction. The Company's tax deduction if any will be determined at the same time.

PARTICIPATION IN THE 1994 PLAN

  The ten-year options to purchase 1,813,017 shares of Common Stock which are outstanding pursuant to the 1994 Plan and the 1992 Plan were granted to 215 employees, consultants and non-employee Directors and generally vest in equal annual installments on the first three or four anniversaries of the date of grant. The exercise prices of such options range from $17.50 to $3.78, with an average weighted exercise price of $12.39.

STOCK AWARDS

  The table below shows, as to each executive officer of the Company named in the Summary Compensation Table herein and the various indicated individuals and groups, the number of shares of Common Stock subject to options granted under the 1994 Plan between January 1, 1997 and April 30, 1998, together with the weighted average exercise price payable per share. No stock bonuses or sales of stock have been made to date under the 1994 Plan.

                                                                WEIGHTED AVERAGE
                                                    NUMBER OF       EXERCISE
NAME AND POSITION                                 OPTION SHARES    PRICE ($)
-----------------                                 ------------- ----------------
James A. Bianco, M.D............................      80,000         $16.06
Jack W. Singer, M.D.............................      27,500          16.06
Louis A. Bianco.................................      15,000          16.06
Maurice J. Schwarz, Ph.D........................      15,000          16.06
Robert A. Lewis, M.D............................      20,000          16.06
All current executive officers as a group (7
 persons).......................................     200,000          16.06
All Directors (other than executive officers) as
 a group (7 persons)............................      20,955           8.72
All employees, including current officers who
 are not executive officers, as a group (187
 persons).......................................     376,573          12.85

NEW PLAN BENEFITS

  As of the date of this Proxy Statement, no awards have been made under the 1994 Plan on the basis of the share increase which forms Proposal II. The number and type of awards to be granted under the 1994 Plan to any particular individual cannot be determined as of such date, except for the options that will automatically be granted to certain non-employee Directors as described above.

                                 PROPOSAL III
             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1998, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  In the event the shareholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward total shares voted; broker non-votes will not be counted toward the total.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                              EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to the executive officers of cti:

NAME                     AGE                           POSITION
----                     ---                           --------
James A. Bianco, M.D. ..  41 President, Chief Executive Officer
Jack W. Singer, M.D. ...  55 Executive Vice President, Research Program Chairman
Louis A. Bianco ........  45 Executive Vice President, Finance and Administration
Maurice J. Schwarz,
 Ph.D. .................  58 Executive Vice President, Product Development
Robert A. Lewis, M.D. ..  53 Executive Vice President, Chief Scientific Officer
Susan O. Moore..........  49 Executive Vice President, Corporate Resource Development
Jack M. Anthony.........  51 Executive Vice President, Marketing and Business Development

  See Proposal I for biographical information concerning Drs. Bianco and Singer.

  MR. BIANCO is a founder of cti and has been cti's Executive Vice President, Finance and Administration since February 1, 1992, and a Director of cti from the Company's inception in September 1991 to April 1992 and from April 1993 to April 1995. From January 1989 through January 1992, Mr. Bianco was a Vice President at Deutsche Bank Capital Corporation in charge of risk management. Mr. Bianco is a Certified Public Accountant and received his M.B.A. from New York University. Mr. Bianco and Dr. Bianco are brothers.

  DR. SCHWARZ has been cti's Executive Vice President, Product Development since May 1994. Dr. Schwarz held a variety of product development positions at Ciba-Geigy for 26 years prior to joining cti, most recently as Vice President of Pharmaceutical and Analytical Development and Chairman of the Development Operations Board at Ciba-Geigy Pharmaceuticals Division. Dr. Schwarz received his B.A. and Ph.D. degrees in chemistry from the University of Oregon.

  DR. LEWIS has been cti's Executive Vice President, Chief Scientific Officer since April 1996. From September 1994 to May 1995, Dr. Lewis was Senior Vice President and Director, Preclinical Research and Development at Syntex-Roche ("Syntex"). From February 1992 to September 1994, he was President, Discovery Research at Syntex. From February 1986 to February 1992, he held various Senior and Executive Vice Presidential offices at Syntex. While at Syntex, he held associate professorships at Stanford University and at the University of California, San Francisco, where he also held an adjunct professorship from 1992 to 1994. Prior to joining Syntex, Dr. Lewis was an Associate Professor of Medicine at Harvard Medical School. Dr. Lewis received his M.D. from the University of Rochester and B.S. degree in chemistry from Yale University.

  MS. MOORE has been cti's Executive Vice President, Corporate Resource Development since October 1997. From August 1995 to September 1997, Ms. Moore was cti's Executive Vice President, Human Resource Development and from March 1993 to July 1995, she was cti's Vice President of Human Resources. From December 1992 to March 1993, Ms. Moore was the sole proprietor of a compensation consulting firm. Prior to this sole proprietorship, Ms. Moore was the Director of Human Resources of ICOS Corporation, a biotechnology company, and a member of senior management at Digital Equipment Corporation.

  MR. ANTHONY has been cti's Executive Vice President, Marketing and Business Development since January 1997. From April 1996 to January 1997, Mr. Anthony was cti's Vice President of Marketing and Business Development. Prior to joining cti, Mr. Anthony was Vice President of Marketing and Business Development at Inhale Therapeutic Systems, a drug delivery company, from October 1994 to April 1996. From August 1989 to October 1994, he was Vice President of Marketing and Business Development of Applied Immune Sciences, a cell and gene therapy concern. From 1973 to 1989, Mr. Anthony held various executive management positions at Baxter Healthcare Corporation, lastly as Vice President, Blood Therapy Group.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company does prepare Section 16(a) forms on behalf of its officers and Directors based on the information provided by them.

  Based solely on review of this information, or written representations from reporting persons that no other reports were required, the Company believes that, during the 1997 fiscal year, all Section 16(a) filing requirements applicable to its officers, Directors and greater than ten percent beneficial owners were complied with, other than the reporting of transaction by Max E. Link, a Director, that should have been filed on Form 4 in September 1997 but instead was filed on Form 5 in February 1998.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth all compensation paid for the years ended December 31, 1995, 1996 and 1997 to the Company's Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at December 31, 1997 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                                                 COMPENSATION
                                     ANNUAL COMPENSATION          AWARDS(1)
                              ---------------------------------  ------------
                                                      OTHER       SECURITIES
                                                      ANNUAL      UNDERLYING
   NAME AND PRINCIPAL                                COMPEN-       OPTIONS/        ALL OTHER
        POSITION         YEAR SALARY ($) BONUS ($) SATION($)(2)    SARS (#)     COMPENSATION ($)
   ------------------    ---- ---------- --------- ------------  ------------   ----------------
James A. Bianco, M.D. .. 1997  393,840    120,000     88,426(2)     80,000          294,319(3)
 President and Chief     1996  358,032     50,000        --         85,714           72,223(4)
 Executive Officer       1995  315,984     27,475        --        137,955(5)         7,402(6)
Jack W. Singer, M.D. ... 1997  251,898     60,000      3,821(7)     27,500           11,655(8)
 Executive Vice
 President, Research     1996  248,976     15,000        --         28,571           10,524(8)
 Program Chairman        1995  248,976        --         --         20,957(5)         9,762(6)
Louis A. Bianco......... 1997  300,120        --       3,639(7)     15,000           96,109(9)
 Executive Vice
 President, Finance and  1996  263,088        --         --         21,428           55,367(4)
 Administration          1995  232,195     10,000        --         55,098(5)         6,772(6)
Maurice J. Schwarz,
 Ph.D. ................. 1997  187,500     35,000      3,221(7)     15,000           49,429(10)
 Executive Vice
 President, Product      1996  187,500     58,993        --         28,571           65,619(10)
 Development             1995  187,500     12,936      8,200(7)     28,571(5)        45,802(10)
Robert A. Lewis, M.D. .. 1997  262,032     40,000      2,741(11)    20,000              --
 Executive Vice          1996  181,512        --         --         67,142(12)       26,144(13)
 President, Chief
 Scientific Officer

--------
 (1) Other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the applicable year.
 (2) Other annual compensation for Dr. Bianco includes payments totaling $86,366 to cover Dr. Bianco's estimated tax liabilities with respect to certain perquisites as well as each of the life insurance premium payment and loan forgiveness described in Note 3.

 (3) All other compensation for Dr. Bianco includes the following: (i) payments aggregating $164,636 for unused sick and vacation leave accrued by Dr. Bianco between 1992 and 1996, pursuant to the terms of his employment agreement then in effect, (ii) reimbursement of long-term disability insurance premiums of $8,737, (iii) a premium payment of $40,000 for life insurance required by the terms of Dr. Bianco's employment agreement, and (iv) loan forgiveness of $80,946 pursuant to the terns of Dr. Bianco's current employment agreement. See--"Employment Agreements".
 (4) All other compensation includes payment of unused sick leave for Dr. Bianco and Mr. Bianco accrued during 1992, 1993 and 1994, pursuant to the terms of their employment agreements then in effect, aggregating $64,526 and $47,415, respectively, and reimbursement for long-term disability insurance premiums of $7,697 and $7,952, respectively.
 (5) In April 1995, the Board of Directors approved the repricing of outstanding options to $11.725 per share by exchanging such outstanding options for a fewer number of options pursuant to a Black-Scholes formula. All other terms and conditions of the options remained unchanged. Grants for the year ended December 31, 1995 include options which were initially granted in prior years and have been repriced and exchanged for a fewer number of options in 1995 as follows: Dr. Bianco, 64,285 options were repriced and exchanged for 57,857 options; Dr. Singer, 14,285 options were repriced and exchanged for 12,857 options; Mr. Bianco, 42,857 options were repriced and exchanged for 36,428 options; and Dr. Schwarz, 21,428 options were repriced and exchanged for 17,142 options.
 (6) Represents reimbursement for long-term disability insurance premiums.
 (7) Other annual compensation includes payments to cover estimated tax liabilities with respect to certain perquisites, and, in the case of Mr. Bianco, the life insurance premium described in Note 9.
 (8) All other compensation for Dr. Singer includes reimbursement for long-term disability insurance premiums of $10,524 and $11,655 in 1996 and 1997, respectively.
 (9) All other compensation for Mr. Bianco includes the following: (i) payments aggregating $86,210 for unused vacation leave accrued by Mr. Bianco between 1992 and 1996, pursuant to the terms of his employment agreement then in effect, (ii) reimbursement for long-term disability insurance premiums of $8,474, and (iii) a premium payment of $1,425 for life insurance.
(10) All other compensation for Dr. Schwarz includes loan forgiveness of $42,210, $60,789, and $49,429 in 1995, 1996 and 1997, respectively, and
     $3,592 and $4,830 of relocation expenses in 1995 and 1996, respectively, all in connection with Dr. Schwarz's relocation to the Seattle area in 1996. See--"Employment Agreements".
(11) Includes payments to cover Dr. Lewis' estimated tax liabilities with respect to the relocation expense reimbursements described in Note 13 hereto.
(12) Includes 45,716 options granted at the time Dr. Lewis was recruited.
(13) Includes reimbursement of Dr. Lewis' relocation expenses.

  The following table sets forth for each of the Named Executive Officers the number of options granted during the year ended December 31, 1997 and the potential realizable value of such grants:

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS
                         ------------------------------------------
                                                                         POTENTIAL
                                                                        REALIZABLE
                                                                     VALUE AT ASSUMED
                                                                      ANNUAL RATES OF
                                    % OF TOTAL                             STOCK
                         NUMBER OF   OPTIONS                        PRICE APPRECIATION
                         SECURITIES GRANTED TO                              FOR
                         UNDERLYING EMPLOYEES  EXERCISE                OPTION TERM(3)
                          OPTIONS   IN FISCAL    PRICE   EXPIRATION -------------------
NAME                     GRANTED(1)   YEAR (%) ($/SH)(2)    DATE     5% ($)   10% ($)
----                     ---------- ---------- --------- ---------- -------- ----------
James A. Bianco, M.D. ..   80,000      17.1%   $16.0625   12/09/07  $808,130 $2,047,959
Jack W. Singer, M.D.....   27,500       5.8     16.0625   12/09/07   277,795    703,986
Louis A. Bianco.........   15,000       3.2     16.0625   12/09/07   151,524    383,992
Maurice J. Schwarz,
 Ph.D...................   15,000       3.2     16.0625   12/09/07   151,524    383,992
Robert A. Lewis, M.D....   20,000       4.2     16.0625   12/09/07   202,032    511,990

--------
(1) Options were granted under the 1994 Equity Incentive Plan (the "1994
    Plan").
(2) Stock options were granted at an exercise price equal to 100% of the estimated fair value of the Common Stock, as determined by the Board of Directors on the date of grant.
(3) Potential realizable value is based on the assumption that the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. These assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in this table will be achieved.

  The following table sets forth for each of the Named Executive Officers, the fiscal year-end number and value of unexercised options. No options were exercised by any of the Named Executive Officers during 1997.

 AGGREGATED OPTION EXERCISES IN LATEST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                                 OPTIONS AT FISCAL          FISCAL YEAR-END
                                   YEAR-END (#)              1997($)(1)(2)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
James A. Bianco, M.D........   140,337      163,335     $740,278     $514,592
Jack W. Singer, M.D.........    28,102       48,929      148,238      138,819
Louis A. Bianco.............    56,530       35,001      298,196      119,568
Maurice J. Schwarz, Ph.D....    34,286       37,858      180,859      134,638
Robert A. Lewis, M.D........    10,001       77,144       52,755      320,185

--------
(1) This amount is the aggregate number of in-the-money options multiplied by the difference between the last reported sale price of the Common Stock on the Nasdaq National Market on December 31, 1997 and the exercise price for that option.
(2) The value of unexercised in-the-money options at April 30, 1998 was zero based upon the last reported sale price of the Common Stock on the Nasdaq National Market on that date.

EMPLOYMENT AGREEMENTS

  Dr. Bianco, President and Chief Executive Officer, entered into an employment agreement with cti, effective December 17, 1996 which agreement will expire on December 31, 1999. The agreement provides that Dr. Bianco would receive a base salary at an annual rate of $393,840 in 1997 or such greater amount as the Board of Directors shall determine. The agreement provides that, in the event that cti terminates Dr. Bianco's employment without cause or Dr. Bianco terminates his employment for cause: (i) cti at such time shall pay Dr. Bianco an amount equal to twenty-four months' base salary, (ii) all of Dr. Bianco's stock options in cti shall immediately become vested, and (iii) cti shall continue to provide certain benefits through the term of the agreement. The agreement also provides for the forgiveness over the term of the agreement of certain indebtedness of Dr. Bianco to cti. See Certain Relationships and Related Transactions. In addition, the agreement provides that Dr. Bianco is entitled to four weeks of paid vacation per year and that any unused vacation time shall be paid in cash upon the termination of Dr. Bianco's employment for any reason or at such earlier time as required to avoid forfeiture of accrued but unused vacation time. The employment agreement restricts Dr. Bianco from competing with cti for the term of the agreement and for two years after termination of his employment with cti, unless cti shall have terminated Dr. Bianco's employment without cause or Dr. Bianco shall have terminated his employment for cause. The agreement also provides that, in the event a Change in Ownership (as defined in Dr. Bianco's employment agreement) occurs, then all of Dr. Bianco's stock options shall immediately become vested.

  Mr. Bianco, Executive Vice President, Finance and Administration, entered into a three-year employment agreement with cti, effective February 1, 1992, which agreement was extended for an additional three-year period by a letter agreement dated May 27, 1994, and which expired on January 31, 1998. The agreement provided that Mr. Bianco's base salary was subject to annual increases in proportion to increases in the consumer price index ("CPI"), plus 10% of the CPI-adjusted annual base salary, or such greater amount as the Board of Directors might determine. The agreement provided that, in the event that cti terminated Mr. Bianco's employment without cause or Mr. Bianco terminated his employment for cause, cti would have paid Mr. Bianco at such time an amount equal to the total base salary otherwise payable through the expiration of the term of the agreement or six months' base salary, whichever was greater, and would continue to provide certain benefits through the term of the agreement. The agreement also provided that Mr. Bianco was entitled to four weeks of paid vacation per year and that any unused vacation time and sick leave would be paid in cash upon the termination of Mr. Bianco's employment for any reason. The agreement additionally provided that in the event a Change in Ownership (as defined in Mr. Bianco's employment agreement) occurred, then all of Mr. Bianco's stock options would immediately become vested. Effective January 1, 1997, cti's Board of Directors increased Mr. Bianco's annual base salary to $300,120.

  Dr. Schwarz, Executive Vice President, Product Development, entered into a two-year employment agreement with cti effective May 2, 1994, which was renewable automatically for successive one-year terms subject to certain termination provisions contained in the agreement and expired on May 1, 1997. The agreement provided that Dr. Schwarz initially would receive an annual base salary of $187,500, subject to periodic increases based on performance. In the event cti terminated Dr. Schwarz's employment without cause, cti would have been required to pay Dr. Schwarz such amounts owing for the remaining term of the agreement. The agreement further provided that in connection with his relocation to the Seattle area, Dr. Schwarz be reimbursed for capital loss on the sale of his former residence in the form of a forgivable loan in an amount not to exceed $150,000. The loan was to be forgiven in three annual installments, subject to Dr. Schwarz's continued employment with cti, with any unforgiven portion becoming immediately due and payable within three months of any termination of Dr. Schwarz's employment.

  Each of Jack W. Singer, Louis A. Bianco, Maurice J. Schwarz and Robert A. Lewis have entered into a one-year severance agreement with cti effective November 21, 1997, February 1, 1998, May 2, 1997 and January 7, 1998, respectively. The agreements provide that, in the event any of the foregoing Named Executive Officers is terminated by cti without cause or resigns for good reason: (i) cti shall pay his base salary for one year from the severance date (ii) cti shall pay his accrued but unused vacation through the severance date, (iii) cti shall continue to pay his benefits for one year from the severance date, and (iv) all of such officer's stock options shall become immediately vested. Inventions and proprietary information agreements restrict each of Drs. Singer, Schwarz and Lewis from competing with cti for two years after the termination of his employment with cti.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") is composed of Directors who are not employees of the Company. The Committee is responsible for establishing and administering the Company's executive compensation arrangements, including the compensation of the Chief Executive Officer and the other executive officers and key employees of the Company, subject to ratification by the Board. The Committee also administers the 1994 Plan and the 1996 Employee Stock Purchase Plan and makes all stock option grants under the 1994 Plan to the Company's executive officers.

                          GENERAL COMPENSATION POLICY

  The Company operates in the extremely competitive and rapidly changing biotechnology industry. The Committee believes that the compensation programs for executive officers of the Company should be designed to attract, motivate, and retain talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of strategic corporate objectives and individual performance and teamwork. Within this overall philosophy, the Committee's objectives are to:

  . Offer a total compensation program that takes into consideration the compensation practices of a specifically identified peer group of companies with which the Company competes for executive talent.

  . Integrate each officer's compensation package with annual and long-term corporate objectives and focus the officer's attention on the attainment of those objectives.

  . Encourage the creation of shareholder value through the achievement of strategic corporate objectives.

  . Provide annual variable incentive awards that take into account the Company's performance relative to corporate objectives and the individual officer's contributions.

  . Align the financial interests of executive officers with those of shareholders by providing significant equity-based, long-term incentives.

                      COMPENSATION COMPONENTS AND PROCESS

  The Committee has developed a compensation policy which is designed to attract and retain qualified key executive officers critical to the Company's success. In developing this policy, the Committee has concluded that it is not appropriate to base a significant percentage of the compensation payable to the executive officers upon traditional financial targets, such as profit levels and return on equity. This is primarily because the Company's products are still in either development or clinical testing phases, and the Company has not yet realized any significant revenues or product sales. In addition, the Company's stock price performance may often reflect larger market forces than the Company's actual performance. For these reasons, it is difficult to tie the Company's compensation programs to financial performance. Instead, the Committee bases its decisions upon the attainment of corporate-wide, team and individual performance. Such performance is evaluated in terms of the achievement of strategic and business plan goals, including long-term goals tied to the expansion of the Company's core technology and innovative product development, the discovery of new drug candidates and the development of the Company's organizational infrastructure.

  In establishing the compensation package of the Company's executive officers, the Committee has adopted a total pay philosophy which includes three major components: (i) base salary set at levels which are commensurate with those of comparable positions at other biotechnology companies, (ii) annual bonuses and stock option grants tied to the achievement of strategic corporate and team objectives and individual performance and (iii) long-term, stock-based incentive awards intended to strengthen the mutuality of interests between the executive officers and the Company's shareholders.

  The Committee determines the compensation levels for the executive officers with the assistance of an independent consulting firm that furnishes the Committee with executive compensation data drawn from several nationally recognized surveys of companies within the biotechnology and pharmaceutical industries. On the basis of those surveys, the Committee has identified a peer group of companies with which the Company competes for executive talent and which have a total capitalization and head count similar to the Company's and are at approximately the same development stage (the "Peer Companies").

  The positions of the Company's Chief Executive Officer and the other executive officers were compared with those of their counterparts at the Peer Companies, and the market compensation levels for comparable positions were examined to determine base salary, target incentives and total cash compensation. In addition, the practices of the Peer Companies concerning stock option grants were also reviewed and compared.

  Base Salary. The Committee's policy is to target base salary levels for each executive officer at the market average level of base salary in effect for comparable positions at the Peer Companies. Executive officers who attain the core competencies required of their positions are paid at that level. The Committee makes its base salary determinations in accordance with the market average level in effect for comparable positions at the Peer Companies, competitive market forces and the evaluation of performance and core competency provided for each executive officer by the Chief Executive Officer.

  Variable Incentive Awards. To reinforce the attainment of Company goals, the Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. The annual incentive payment for each executive officer is determined on the basis of the achievement of the corporate objectives established for the fiscal year and the Committee's evaluation of the officer's performance both on an individual and team basis. For the 1997 fiscal year, the corporate performance objectives were tied to the following measures of financial success: (i) the completion of a successful initial public offering which raised net proceeds of $26.8 million, (ii) an enhanced corporate communications program including internal infrastructure and shareholder and investor relations, (iii) a strengthened collaborative relationship with Johnson & Johnson, (iv) the advancement of cti's two lead development compounds (LSF and CT-2584), and (v) a strengthened discovery research program.

  Based on the surveys of the short-term incentive programs of the Peer Companies, the bonuses awarded to the executive officers for the 1997 fiscal year was below the mid-range of the bonus levels in effect for comparable positions at the Peer Companies and were on average equal to 18% of base salary for the year.

  Long-Term, Equity-Based Incentive Awards. The goal of the Company's long-term equity-based incentive awards is to align the interests of executive officers with the shareholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Such incentive is provided through stock option grants made under the 1994 Plan. The size of the option grant to each executive officer is set at a level which the Committee feels is appropriate to create a meaningful opportunity for stock ownership based upon the executive officer's current position with the Company, internal comparability with stock option grants made to other Company executives, the executive officer's current level of performance and his or her potential for future responsibility and promotion over the option term. The Committee also takes into account comparable equity incentives provided to individuals in similar positions in the biotechnology and pharmaceutical industries, as reflected in external surveys, and the number of unvested options held by the executive officer at the time of the new grant. The Committee has established certain general guidelines by which the Committee seeks to target a fixed number of unvested option shares for each executive officer based upon his or her current position with the Company and his or her potential for growth within the Company, i.e., future responsibilities and possible promotions over the option term. However, the Committee does not strictly adhere to these guidelines in making stock option grants, and the relative weight which is given to the various factors varies from individual to individual as the circumstances warrant.

  During fiscal 1997, the Committee awarded the executive officers stock options for an aggregate of 200,000 shares of Common Stock. Each grant allows the officer to acquire the shares underlying the stock option at a fixed price per share (the market price on the grant date) over a specified period of time. Specifically, the option vests in periodic installments over a three-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return only if the officer remains with the Company and then only if the market price appreciates over the option term.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  The base salary of the Company's Chief Executive Officer, James A. Bianco, M.D., is reviewed annually by the Committee and was set at $393,840 for the 1997 fiscal year. Such salary level was established on the basis of the employment agreement then in effect between the Company and Dr. Bianco and the base salary levels in effect for chief executive officers at the other biotechnology and pharmaceutical companies comprising the Peer Companies. The 1997 salary level for Dr. Bianco brought him to a level which is 13% above the average of the salary levels then in effect for the chief executive officers of the Peer Companies.

  The incentive compensation awarded to Dr. Bianco for the 1997 fiscal year was equal to 30% of his base salary for the year and was based on the attainment of the following corporate developments: (i) the completion of a successful initial public offering which raised net proceeds of $26.8 million,
(ii) a strengthened collaborative relationship with Johnson & Johnson, (iii) completion of a successful follow-on offering which raised net proceeds of $34.3 million, and (iv) the initiation of an additional collaborative relationship for diabetes research with the City of Hope National Medical Center. Dr. Bianco was also awarded stock options for 80,000 shares of Common Stock at an exercise price of $16.0625 per share. The grant reflected the Committee's continuing policy to maintain his option holdings at a level consistent with that for other chief executive officers of comparable development-stage companies in the pharmaceutical industry and to subject a portion of his overall compensation each year to the market performance of the Company's Common Stock. Accordingly, the stock option grants will be of no value to Dr. Bianco unless there is appreciation in the value of the Company's Common Stock over the option term.

             COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

  As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company will not be allowed a Federal income tax deduction for compensation paid to certain officers, to the extent that compensation exceeds one (1) million dollars per officer in any one year. This limitation will apply to all compensation which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Company's 1994 Plan has been structured so any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

  The cash compensation paid to the Company's executive officers during fiscal 1997 did not exceed the one (1) million dollar limit per officer, nor is the cash compensation to be paid to the Company's executive officers for the 1997 fiscal year expected to reach that level. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the one (1) million dollar limitation, the Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer ever approach the one (1) million dollar level.

                                          COMPENSATION COMMITTEE

                                          Jack L. Bowman
                                          Jeremy L. Curnock Cook
                                          Wilfred E. Jaeger, M.D.
                                          Terrence M. Morris

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the last completed fiscal year, the Compensation Committee consisted of Dr. Jaeger and Messrs. Curnock Cook, Bowman and Morris. None of these individuals was at any time during the last completed fiscal year, or at any other time, an officer or employee of the Company. At the 1997 Annual Meeting of Shareholders, Dr. Jaeger and Mr. Curnock Cook were elected as Directors by the holders of the outstanding shares of Common Stock. In March 1997, Biotechnology Investments Limited, which is an affiliate of Mr. Curnock Cook, purchased 250,000 shares of Common Stock in the Company's initial public offering for an aggregate purchase price of $2.5 million. See "Certain Relationships and Related Transactions".

STOCK PERFORMANCE GRAPH

                                     LOGO

                                        3/21/97 3/31/97 6/30/97 9/30/97 12/31/97
                                        ------- ------- ------- ------- --------
Cell Therapeutics, Inc................. $100.00 $97.56  $108.54 $145.12 $165.85
Nasdaq Stock Index (U.S.).............. $100.00 $97.51  $115.39 $134.90 $126.52
Nasdaq Pharmaceutical Index............ $100.00 $93.51  $100.95 $113.25 $101.75

  The stock performance graph depicts the cumulative total return on the Company's common stock compared to the current total return for the Nasdaq Stock Index (U.S.) and the Nasdaq Pharmaceutical Index. The graph assumes an investment of $100 on March 21, 1997, when the Company's stock was first traded in a public market. Reinvestment of dividends, if any, is assumed in all cases.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In December 1993 cti loaned Dr. Bianco $200,000 at 5.35% annual interest. The promissory note originally provided for a single payment of principal and interest on the earlier of July 1, 1997 and the third anniversary of the effective date of the initial underwritten public offering of cti's Common Stock. In December 1996 Dr. Bianco entered into an employment agreement with the Company which amended the note to provide for the forgiveness of one-third of the loan on each anniversary of the agreement. The unpaid portion of the loan will accelerate and become due and payable in the event that cti terminates Dr. Bianco's employment for cause or Dr. Bianco terminates his employment without cause. The unpaid portion of the loan will be forgiven in the event that cti terminates Dr. Bianco's employment without cause, Dr. Bianco terminates his employment for cause, dies or becomes disabled, a Change in Ownership (as defined in Dr. Bianco's employment agreement) occurs or cti's public market capitalization equals or exceeds $500 million. See "Employment Agreements". The loan is secured by a pledge of 5,715 shares of Common Stock owned by Dr. Bianco.

  At the 1996 Annual Meeting of Shareholders, Mr. Curnock Cook was elected as a Director by the holders of the outstanding shares of Series A Convertible Preferred Stock voting as a separate class. In March 1997, Biotechnology Investments Limited, which is an affiliate of Mr. Curnock Cook, purchased 250,000 shares of Common Stock in the Company's initial public offering for an aggregate purchase price of $2.5 million. See "Security Ownership of Certain Beneficial Owners and Management".

  In November 1996, Johnson & Johnson Development Corporation ("JJDC"), a wholly-owned subsidiary of Johnson & Johnson, purchased 14,925.373 shares of Series B Convertible Preferred Stock, for an aggregate purchase price of $5.0 million, pursuant to a Stock Purchase Agreement entered into between cti and JJDC in connection with the execution of a collaboration agreement between the Company and subsidiaries of Johnson & Johnson. JJDC also purchased an additional 300,000 shares of Common Stock on March 26, 1997, concurrent with the closing of the Company's initial public offering for an aggregate purchase price of $3.0 million and an additional 125,000 shares of Common Stock in October 1997 in the Company's follow-on public offering for an aggregate purchase price of $2.0 million. Pursuant to the Stock Purchase Agreement, cti is entitled to require JJDC to purchase additional shares of Common Stock upon the achievement of certain milestones.

                                OTHER BUSINESS

  As of the date of this Proxy Statement, management knows of no other business that will be presented for action at the meeting. Management has not received any advance notice of business to be brought before the meeting by any shareholder. If other business requiring a vote of the shareholders should come before the meeting, the person designated as your proxy will vote or refrain from voting in accordance with his best judgment.

                               OTHER INFORMATION

  The Company's Annual Report to Shareholders for the year ended December 31, 1997 (the "Annual Report") is being mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not considered proxy soliciting material nor is it incorporated into this Proxy Statement.

                             SHAREHOLDER PROPOSALS

  A shareholder who intends to nominate a candidate for election to the Board of Directors or to present a proposal of business at the 1999 Annual Meeting and desires that information regarding the proposal be included in the 1999 proxy statement and proxy materials must ensure that such information is received in writing by the Secretary of the Company at the Company's principal executive offices not later than March 15, 1999.

                                          By Order of the Board of Directors
                                          LOGO
                                          Michael J. Kennedy
                                          Secretary

Seattle, Washington
May 22, 1998

The Board of Directors Recommends a vote FOR the proposals regarding:

(1) Election of Directors: Class I: Phillip M. Nudelman, Jack L. Bowman and
                          Jeremy L. Curnock Cook


    FOR
all nominees                [ ]
(except as marked to the contrary to the right)

  WITHHOLD
 authority                  [ ]
Authority to vote for all nominees

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

------------------------------------------------------------------------


(2) Approval of amendment to the Company's 1994 Equity Incentive Plan.

         FOR            AGAINST         ABSTAIN
        -----          ---------       ---------
         [ ]              [ ]             [ ]

(3) Ratification of the selection of Ernst & Young LLP as Independent auditors of the Company for the fiscal year ending December 31, 1998.

         FOR            AGAINST         ABSTAIN
        -----          ---------       ---------
         [ ]              [ ]             [ ]

I/We plan to attend the Annual Meeting                  [ ]          I/We will not be attending the Annual Meeting           [ ]


       -------------------------                ------------------------
         ACCOUNT NUMBER                                 SHARES


SIGNATURE                                       DATE
          ----------------------------------         ------------------


                            CELL THERAPEUTICS, INC.
                        ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 18, 1998

          THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoints James A. Bianco, M.D., and Stephen Faciszewski, and each of them, as proxies, with full power of substitution, to represent and vote for and on behalf of the shareholder(s) the number of shares of Common Stock of Cell Therapeutics, Inc. that the shareholder(s) would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on June 18, 1998, or at any adjournment thereof. The shareholder(s) directs that this proxy be voted as follows:

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2 AND ITEM 3.

Please sign exactly as your name(s) appears on your stock certificate(s).
When shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

sign on behalf of corporations, partnerships, and associations and give his or her title.